Exhibit 8.1

Orrick, Herrington & Sutcliffe LLP

51 West 52nd Street

New York, NY 10019-6142

+1 212 506 5000

orrick.com

December 20, 2024

Citibank, N.A.

388 Greenwich Street

New York, NY 10013

Re:	Citibank Credit Card Issuance Trust

Citibank Credit Card Master Trust I

Citibank, N.A.

Registration Statement on Form SF-3

Ladies and Gentlemen:

We have acted as special U.S. federal tax counsel for Citibank, N.A. (“Citibank”) in connection with the above-referenced Registration Statement on Form SF-3 to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”) on the date hereof (the “Registration Statement”), for registration under the Act of a Credit Card Participation Certificate, Series 2000 (the “Collateral Certificate”) issued by Citibank Credit Card Master Trust I (the “Master Trust”) and series of notes (collectively, the “Notes”) to be issued from time to time on or after the date hereof by the Citibank Credit Card Issuance Trust (the “Issuer”) secured by the Collateral Certificate. Each series of Notes may be comprised of a number of classes of Notes. Each class of Notes may be comprised of a number of tranches of Notes.

The Collateral Certificate was issued pursuant to the Third Amended and Restated Pooling and Servicing Agreement, dated as of November 10, 2016, as supplemented from time to time, including by the Amended and Restated Series 2000 Supplement thereto, dated as of August 9, 2011, and as amended by Amendment No. 1 thereto, dated as of November 10, 2016, and by the Amended and Restated Series 2009 Supplement thereto, dated as of August 9, 2011, and as amended by Amendment No. 1 thereto, dated as of July 10, 2012, and by Amendment No. 2 thereto, dated as of November 3, 2017 (as so amended, restated and supplemented, the “Pooling and Servicing Agreement”), each between Citibank, as Seller and Servicer, and Deutsche Bank Trust Company Americas, as trustee. The Notes have been and will be issued under the Second Amended and Restated Indenture, dated as of November 10, 2016 (as modified, amended or supplemented from time to time, the “Indenture”), between the Issuer and Deutsche Bank Trust Company Americas, as trustee.

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SCOPE OF REVIEW; ASSUMPTIONS

Our opinion is based on the Internal Revenue Code of 1986, as amended, administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect and available on the date hereof. The statutory provisions, regulations and interpretations on which our opinion is based are subject to change, possibly retroactively. As more fully described in the prospectus relating to the Notes forming a part of the Registration Statement (the “Prospectus”) under the heading “Tax Matters,” there can be no assurance that contrary positions will not be taken by the Internal Revenue Service.

In formulating our opinions, we have reviewed (i) the Registration Statement, (ii) the Prospectus, (iii) the Indenture, (iv) the Pooling and Servicing Agreement, (v) the Amended and Restated Trust Agreement, dated as of August 9, 2011, between Citibank, as beneficiary, and BNY Mellon Trust of Delaware, as issuer trustee, and (vi) other documents provided to us that we have deemed necessary or appropriate to review as a basis for this opinion. Additionally, this opinion letter is based on the facts and circumstances set forth in the Prospectus and in the other documents reviewed by us. Our opinion as to the matters set forth herein could change with respect to a particular series, class or tranche of Notes as a result of changes in facts and circumstances, changes in the terms of the documents reviewed by us or changes in the law subsequent to the date hereof. Because the Prospectus contemplates series, classes and tranches of Notes with numerous different characteristics, the particular characteristics of each series, class or tranche of Notes and any more specific tax discussion set forth in the prospectus pursuant to which a particular series, class or tranche of Notes is offered must be considered in determining the applicability of this opinion to any such series, class or tranche of Notes.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, conformed or other copies, and the authenticity of the originals of such copies.

In rendering our opinions, we have also assumed that the transactions described in or contemplated by the foregoing documents have been or will be consummated in accordance with such operative documents, and that such documents accurately reflect the material facts of such transactions.

In addition, you have informed us that until March 14, 2024, Cravath, Swaine & Moore LLP acted as special federal tax counsel to the Issuer and Citibank with respect to the Master Trust, the Collateral Certificate, the Series 2009 Certificate (as defined in the Indenture), the Issuer and certain Notes (as defined in the Indenture), and in that capacity rendered opinions regarding the classification of the Master Trust, the Collateral Certificate, the Series 2009 Certificate, the Issuer and the Notes for federal income tax purposes and

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certain other federal income tax matters required to be addressed pursuant to the transaction documents during the time period referenced above. For purposes of the opinions below, we have assumed the accuracy of such opinions and any other opinions addressing tax matters delivered pursuant to the transaction documents during the time period referenced above, and have not been asked to and have not investigated any matters covered by any such opinions nor reviewed any of the transaction documents or instruments referenced therein except as otherwise specifically referenced herein.

OPINION

Based upon and subject to the foregoing, and subject to the qualifications, exceptions, assumptions, and limitations contained herein and in the Prospectus, we hereby confirm that, although the discussion set forth in the Prospectus under the heading “Tax Matters” does not purport to discuss all possible U.S. federal income tax considerations relating to an investment in the Notes, such discussion constitutes, in all material respects, a fair and accurate summary of the U.S. federal income tax consequences of the purchase, ownership and disposition of a beneficial interest in the Notes.

We impose no limit on your disclosure of this opinion or the tax treatment or tax structure of the transactions described in the Prospectus. However, we are furnishing this opinion to you solely in connection with the Registration Statement and it cannot be relied upon by any other person or for any other purpose without our express written permission.

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We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name wherever appearing in the Prospectus. In giving such consent, we do not admit that we are “experts,” within the meaning of the term used in the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP